KYLE TINGLE, CPA
P.O. Box 50141
Henderson, Nevada 89016
(702) 434-8452
(702) 436-4218 fax

To Whom It May Concern:	April 10, 2002

The firm of Kyle Tingle, Certified Public Accountant consents to the inclusion of his report of April 10, 2002, on the Financial Statements of Huile’ Oil & Gas, Inc., as at December 31, 2001, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Kyle Tingle

Kyle Tingle
Certified Public Accountant